Exhibit 99.1

FOR IMMEDIATE RELEASE

AMB PROPERTY CORPORATION ANNOUNCES SECOND QUARTER 2003 RESULTS

Core operations continue to outperform industry benchmarks; capital deployment activities accelerate in both international and domestic markets

San Francisco, July 8, 2003 – AMB Property Corporation (NYSE: AMB), a leading owner and operator of industrial real estate, today reported second quarter 2003 earnings per share (EPS) of $0.19, compared with EPS of $0.31 for the same period in 2002. EPS in the quarter was below the company’s guidance of $0.28 to $0.33 per share; the variance was largely a result of the company’s decision to postpone the sale of, and the corresponding gain from, one of the company’s remaining retail assets. The sale is expected to be completed before year end.

In the first half of 2003, EPS was $0.89, including $0.50 per share of gains on disposition of real estate, up from $0.65 per share in first half 2002 which included $0.03 of gains.

The company’s industrial operating portfolio was 91.5% leased at the end of the second quarter, down 100 basis points from March 31, 2003 and down 290 basis points from June 30, 2002. Preliminary data indicate national industrial occupancy at the end of the second quarter was 88.5%. Cash-based same store net operating income decreased 2.4% in the quarter and increased 0.7% year to date.

Hamid R. Moghadam, chairman and CEO, said, “AMB’s second quarter occupancy decline was consistent with the stalled economic environment. Importantly, based on preliminary national industrial data, our portfolio continues to outperform the industrial market by approximately 300 basis points. With the reduction in geopolitical tensions, domestic fiscal and monetary stimulus, and historically lean levels of inventory, we believe the stage is set for increased absorption of industrial space. However, persistently weak levels of capital spending and manufacturing output, combined with delayed decision making by users, could drive occupancies still lower before recovery begins. Long term, our outlook is positive and reflected in our increased acquisition and development activity in the second quarter.”

Investment Activity

During second quarter 2003, AMB acquired 16 buildings totaling 2.1 million square feet for a total investment of $120.1 million. The company sold two buildings totaling 229,700 square feet for a disposition price of $15.1 million during the same period.

AMB began four development projects during the quarter with an estimated total investment of $42.1 million. AMB’s committed industrial development and renovation pipeline through 2005 currently stands at $157.3 million and consists of an expected 2.8 million square feet, of which 60% has been funded and 20% has been preleased.

W. Blake Baird, AMB’s president, noted, “During the last four quarters, AMB’s share of dispositions has totaled more than $380 million in real estate, including assets in markets that no longer fit our investment strategy and properties at valuations we considered to be at premium levels. In addition, we have contributed nearly $75 million to co-investment joint ventures. Although these sales and contributions have diluted our near-term results, we believe they position the company for superior long-term growth and higher return on invested capital with a portfolio increasingly aligned with our investment focus and private capital model. Further, proceeds from these sales, along with our balance sheet and private capital sources, create significant capacity for future deployment. While we will continue to sell assets on an opportunistic basis, we’ve substantially achieved our near-term strategic disposition goals. Therefore, in the coming quarters, we expect AMB’s net investment activity to begin to reflect the acquisition and development opportunities we are seeing in our targeted global distribution markets.”

In addition to the developments begun in the second quarter, AMB has agreed to purchase a 32-acre (13 hectare) development parcel adjacent to Tokyo’s Narita International Airport – one of the world’s busiest airports for international air cargo. The land purchase, which is subject to customary closing conditions and completion of infrastructure by the seller, is expected to be completed in May 2004. AMB and its development partner AMB BlackPine currently plan to develop approximately 1.5 million square feet (139,400 square meters) in seven distribution facilities on the site. The company’s total investment in AMB Narita Air Cargo Center is expected to be approximately $150 million with delivery in four phases between 2005 and 2007.

Financing Activity and Staffing Update

During the quarter, AMB issued and sold 2,000,000 shares of its 6.5% Series L Cumulative Redeemable Preferred Stock at a price of $25.00 per share. In addition, the company announced the redemption of all 3,995,800 shares of its outstanding 8.5% Series A Cumulative Redeemable Preferred Stock; the shares will be redeemed on July 28, 2003.

In a recent promotion, Alison M. Hill was appointed senior vice president of AMB and senior vice president and chief operating officer of AMB’s wholly owned subsidiary, AMB Capital Partners, LLC.

Supplemental Reporting Measure

AMB reports funds from operations per fully diluted share and unit (FFOPS) in accordance with the standards established by NAREIT as a supplemental earnings measure. Second quarter 2003 FFOPS was $0.52, compared with $0.60 for the same period in 2002. Current period FFO was above the company’s guidance of $0.47 to $0.48 per share primarily as a result of net lease termination fees of $0.03 per share above the company’s expectations. FFOPS for the first half of 2003 was $1.13, below 2002 FFOPS for the same period of $1.21.

In light of the SEC’s recent rulemaking regarding the use of non-GAAP financial measures and its related discussions of FFO, the company determined that it should no longer exclude the amortization of investments in leasehold interests from FFO. This change has added $0.01 and $0.02 per share, respectively, to FFO for the quarter and six months ended June 30, 2003. Excluding this change and the net lease termination fees referred to above, second quarter 2003 FFOPS would have been in line with the company’s guidance. A reconciliation from net income to funds from operations is provided in the attached tables and published in AMB’s quarterly supplemental analyst package and is available on the company’s website at www.amb.com.

Conference Call and Supplemental Information

The company will host a conference call to discuss its second quarter 2003 results on July 9, 2003 at 11:00 AM PDT/2:00 PM EDT. Stockholders and interested parties may listen to a live broadcast of the conference call by dialing +1 719 457 2641 and using reservation code 489745 or by webcast through a link on the company’s website at www.amb.com. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 5:00 PM PDT on Wednesday, July 9, 2003. The telephone replay will be available until 5:00 PM PDT on Wednesday, July 30, 2003 and can be accessed by dialing +1 719 457 0820 and using reservation code 489745. The webcast can be accessed through a link on the company’s website at www.amb.com and will be available until 5:00 PM PDT on Wednesday, July 30, 2003.

In addition, the company will post a summary of the guidance given on the call and a supplement detailing the components of net asset value to the Investor Information portion of its website on Monday, July 14 by 5:00 PM PDT.

AMB Property Corporation is a leading owner and operator of industrial real estate, focused on major hub and gateway distribution markets throughout North America, Europe and Asia. As of June 30, 2003 AMB owned, managed and had renovation and development projects totaling 96.5 million square feet (9.0 million square meters) and 1,005 buildings in 30 markets. AMB invests in industrial properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised largely of High Throughput Distribution® facilities – industrial properties built for speed and located near airports, seaports and ground transportation systems.

AMB’s press releases are available on the company website at www.amb.com or by contacting the Investor Relations department at +1 877 285 3111.

This document contains forward-looking statements about business strategy and future plans, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events. The events or circumstances reflected in our forward-looking statements might not occur. In particular, a number of factors could cause AMB’s actual results to differ materially from those anticipated, including, among other things, defaults on or non-renewal of leases by customers, increased interest rates and operating costs, AMB’s failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, AMB’s failure to successfully integrate acquired properties and operations, AMB’s failure to divest of properties that we have contracted to sell or timely reinvest proceeds from any such divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, AMB’s inability to obtain necessary permits and public opposition to these activities), AMB’s failure to qualify and maintain our status as a real estate investment trust under the Internal Revenue Code, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws, increases in real property tax rates and the risks of doing business internationally, including currency risks. AMB’s success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation and population changes. For further information on these and other factors that could impact AMB and the statements contained herein, reference should be made to AMB’s filings with the Securities and Exchange Commission, including AMB’s quarterly report on Form 10-Q for the quarter ended March 31, 2003. The quarterly financial data contained herein is unaudited and the historical financial information is not necessarily indicative of future results.

AMB Contacts

Investors/Analysts	Media

Michelle C. Wells	Lauren L. Barr
Toll-free +1 877 285 3111	Direct +1 415 733 9477
Email ir@amb.com	Email lbarr@amb.com

Consolidated Balance Sheets
(dollars in thousands)

	As of

	June 30, 2003	March 31, 2003	December 31, 2002

Assets
Investments in real estate:
Total investments in properties	$5,016,014	$4,869,741	$4,925,982
Accumulated depreciation	(412,990)	(382,900)	(362,540)

Net investments in properties	4,603,024	4,486,841	4,563,442
Investment in unconsolidated joint ventures	68,566	67,754	64,428
Properties held for divestiture, net	73,000	59,742	107,871

Net investments in real estate	4,744,590	4,614,337	4,735,741
Cash and cash equivalents	91,161	149,908	117,214
Mortgage receivable	13,097	13,112	13,133
Accounts receivable, net	83,116	76,056	74,207
Other assets	44,300	51,909	52,199

Total assets	$4,976,264	$4,905,322	$4,992,494

Liabilities and Stockholders’ Equity
Secured debt	$1,215,135	$1,250,528	$1,284,675
Unsecured senior debt securities	800,000	800,000	800,000
Unsecured debt	9,909	10,050	10,186
Alliance Fund II credit facility	—	51,500	45,500
Unsecured credit facility	19,420	17,464	95,000
Accounts payable and other liabilities	167,621	188,050	181,716

Total liabilities	2,212,085	2,317,592	2,417,077
Minority interests:
Preferred units	308,369	308,369	308,369
Minority interests	733,304	592,260	582,898

Total minority interests	1,041,673	900,629	891,267
Stockholders’ equity:
Common stock	1,578,087	1,591,107	1,588,156
Preferred stock	144,419	95,994	95,994

Total stockholders’ equity	1,722,506	1,687,101	1,684,150

Total liabilities and stockholders’ equity	$4,976,264	$4,905,322	$4,992,494

Consolidated Statements of Operations
(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues and other income
Rental revenues	$147,961	$139,124	$305,233	$279,179
Equity in earnings of unconsolidated joint ventures	1,622	1,638	2,857	3,121
Private capital income	3,555	3,114	5,916	5,702
Interest and other income	1,549	3,330	2,942	7,312

Total revenues	154,687	147,206	316,948	295,314
Expenses
Property operating expenses	38,607	33,671	78,803	67,620
Interest, including amortization(1)	36,645	36,484	73,750	71,177
Depreciation and amortization(2)	38,094	29,967	72,893	57,678
General and administrative	12,170	10,762	24,344	21,831

Total expenses	125,516	110,884	249,790	218,306

Income before minority interests and gains	29,171	36,322	67,158	77,008
Minority interests’ share of income:
Preferred units	(6,379)	(6,510)	(12,759)	(12,367)
Minority interests	(9,843)	(8,760)	(20,941)	(18,522)

Total minority interests share of income	(16,222)	(15,270)	(33,700)	(30,889)

Income from continuing operations, before gains from dispositions	12,949	21,052	33,458	46,119
Gains from dispositions of real estate, net of minority interests	—	2,768	7,429	2,480

Income from continuing operations	12,949	23,820	40,887	48,599
Discontinued operations:
Income attributable to discontinued operations, net of minority interests	1,310	5,030	3,106	10,554
Gains from dispositions of real estate, net of minority interests	3,867	—	33,511	—

Total discontinued operations	5,177	5,030	36,617	10,554

Net income	18,126	28,850	77,504	59,153
Preferred stock dividends	(2,195)	(2,125)	(4,318)	(4,250)

Net income available to common stockholders	$15,931	$26,725	$73,186	$54,903

Net income per common share (diluted)	$0.19	$0.31	$0.89	$0.65

Weighted average common shares (diluted)	82,465,984	85,529,416	82,520,038	85,120,197

(1)  Interest expense for the quarter and six months ended June 30, 2002, was adjusted for the retroactive adoption of SFAS No. 145, which resulted in the reclassification of debt extinguishment costs of $0.1 million and $0.3 million, respectively, from extraordinary items.

(2)  Includes unrealized losses resulting from the impairment of investments in real estate and leasehold interests that continue to he held for long-term investment. For the quarter and six months ended June 30, 2003, such amounts totaled $5.2 million. Also, during the quarter ended June 30, 2003, the Company recorded a reduction of depreciation expense of $2.1 million for the recovery, through a legal settlement, of capital expenditures paid in prior years.

Consolidated Statements of Funds from Operations
(dollars in thousands, except share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,

	2003	2002(1)	2003	2002 (1)

Net income	$18,126	$28,850	$77,504	$59,153
Gains from dispositions of real estate	(3,867)	(2,768)	(40,940)	(2,480)
Real estate related depreciation and amortization:
Total depreciation and amortization	38,094	29,967	72,893	57,678
Discontinued operations’ depreciation	240	2,005	614	3,969
FF& E depreciation	(189)	(174)	(378)	(347)
Ground lease amortization(2)	—	(345)	—	(690)
Adjustments to derive FFO from consolidated JVs:
Minority interests	9,834	8,869	21,017	18,635
FFO attributable to minority interests	(15,519)	(11,274)	(30,502)	(24,118)
Adjustments to derive FFO from unconsolidated JVs:
AMB’s share of net income	(1,622)	(1,638)	(2,857)	(3,121)
AMB’s share of FFO	2,645	2,700	5,275	4,673
Preferred stock dividends	(2,195)	(2,125)	(4,318)	(4,250)

Funds from operations	$45,547	$54,067	$98,308	$109,102

FFO per common share and unit (diluted)	$0.52	$0.60	$1.13	$1.21

Weighted average common shares and units (diluted)	87,302,896	90,462,332	87,364,056	90,055,320

(1)  FFO for the quarter and six months ended June 30, 2002, was adjusted for the retroactive adoption of SFAS No. 145 for the treatment of extraordinary items, resulting in a reduction of $0.1 million and $0.3 million, respectively, from previously reported FFO.

(2)  In the quarter ended June 30, 2003, and effective January 1, 2003, the Company discontinued its practice of deducting amortization of investments in leasehold interests from FFO as such an adjustment is not provided for in NAREIT’s FFO definition. As a result, FFO for the six months ended June 30, 2003, includes an adjustment of $0.9 million to reflect the change. Had the Company not made the change, reported FFO per share for the quarter and six months ended June 30, 2003, would have been $0.51 and $1.11, respectively. Had the Company made the change effective January 1, 2002, reported FFO per share for the quarter and six months ended June 30, 2002, would have been $0.60 and $1.22, respectively.